Exhibit 99.1

Contact:

Steve Richards

Chief Financial Officer
714/241-0303

TTM TECHNOLOGIES, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2005 RESULTS;

ENDS YEAR WITH STRONG TRENDS AND PERFORMANCE

SANTA ANA, CA — TTM Technologies, Inc. (Nasdaq: TTMI), a leading manufacturer of time-critical and technologically advanced printed circuit boards, today reported results for the fourth quarter of 2005.

Fourth-Quarter Results

Fourth quarter 2005 net sales increased $2.1 million, or 4 percent, to $63.1 million from $61.0 million in the third quarter of 2005 and increased $3.9 million, or 7 percent, from $59.2 million in the fourth quarter of 2004.  The sequential increase, from the third quarter of 2005, resulted from favorable pricing and demand trends.

Quick-turn business represented 22 percent of net sales in the fourth quarter of 2005, compared to 21 percent for both the third quarter of 2005 and the fourth quarter of 2004.

Gross margin of 23.8 percent for the fourth quarter of 2005 increased from 23.2 percent in the third quarter of 2005 but decreased from 24.6 percent for the fourth quarter of 2004.

General and administrative expense of $3.1 million in the fourth quarter of 2005 decreased from $5.2 million in the third quarter of 2005 and $3.3 million in the year-ago period. G&A expense in the third quarter of 2005 included a $2.0 million accrual related to an agreement in principle to resolve a customer dispute concerning goods shipped in 2002 and 2003.

TTM posted an operating profit of $8.8 million for the fourth quarter of 2005, up from $5.9 million for the third quarter of 2005 and $8.2 million for the fourth quarter of 2004.

Net income for the fourth quarter of 2005 was $19.0 million, or $0.46 per diluted share, compared with $4.1 million, or $0.10 per diluted share, for the third quarter of 2005 and $6.8 million, or $0.16 per diluted share, for the fourth quarter of 2004.  Based on the company’s consistent, strong earnings performance, TTM reduced its deferred income tax asset valuation allowance, thereby recording a reduction in its income tax expense, in the fourth quarters of 2004 and 2005.  Earnings per diluted share included $0.31 and $0.02, respectively, in the fourth quarter of 2005 and the fourth quarter of 2004 due to the reversal of the valuation allowance.  Net income for the third quarter of 2005 included a $1.2 million, or $0.03 per diluted share, accrual for the resolution of a customer dispute.

EBITDA (earnings before interest, taxes, depreciation and amortization) for the fourth quarter of 2005 was $12.5 million, an increase from $9.1 million for the third quarter of 2005 and $11.0 million for the fourth quarter of 2004.

In the fourth quarter of 2005, TTM generated cash flow from operations of $12.6 million, enabling the company to fund net capital expenditures of $1.6 million while expanding its cash and short-term investments by $11.2 million to a total of $82.4 million.

“Market conditions were solid in the fourth quarter, with favorable pricing and demand trends,” said Kent Alder, President and CEO of TTM Technologies.  “Based on our successful time and technology strategy, we continue to expand our customer base and post industry-leading profitability.”

Full-Year Performance

Net sales for 2005 were essentially flat at $240.2 million, compared to $240.7 million for 2004.  Net income increased to $30.8 million, or $0.74 per diluted share, in 2005, compared to $28.3 million, or $0.68 per diluted share, in 2004. The reversal of the deferred income tax asset valuation allowance accounted for $12.7 million, or $0.31 per diluted share, of TTM’s 2005 net income and $1.2 million, or $0.03 per diluted share, of TTM’s 2004 net income.  “Despite pricing pressure, start-up costs associated with the Chippewa Falls expansion and higher Sarbanes Oxley costs at the beginning of the year, we were pleased with our performance for 2005,” said Alder.

Outlook

“We enter 2006 optimistic about the favorable market conditions and TTM’s ability to execute our strategy, gain market share, and deliver superior returns,” concluded Alder.  For the first quarter of 2006, TTM is estimating revenues of $67 million to $71 million and earnings of $0.16 to $0.20 per diluted share.  The company expects to record approximately $300,000 in stock-based compensation cost in the first quarter of 2006 due to the adoption of FAS 123R.

TTM Technologies, Inc. is a leading supplier of time-critical and technologically advanced printed circuit boards to original equipment manufacturers and electronics manufacturing services companies.  TTM stands for time-to-market, representing how the company’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market.

Conference Call/Webcast

The company will conduct a conference call to discuss its fourth-quarter performance and outlook today at 4:30 p.m. Eastern/1:30 p.m. Pacific time.  The call will be simulcast and available for replay until Wednesday, February 15, on the company’s Web site, www.ttmtech.com.

This release contains forward-looking statements that relate to future events or performance.  These statements reflect the company’s current expectations, and the company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized.  Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the forward-looking statements.  These risks and uncertainties include, but are not limited to, the company’s dependence upon the electronics industry, the company’s dependence upon a small number of customers, general economic conditions and specific conditions in the markets TTM addresses, the unpredictability of and potential fluctuation in future revenues and operating results, increased competition from low-cost foreign manufacturers, and other “Risk Factors” set forth in the company’s most recent SEC filings.

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TTM TECHNOLOGIES, INC.

Selected Unaudited Financial Information

(In thousands, except per share data)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Fourth Quarter		Third Quarter	Full Year
	2005	2004	2005	2005	2004

Net sales	$63,131	$59,164	$60,979	$240,209	$240,650
Cost of goods sold	48,102	44,611	46,827	186,453	172,103

Gross profit	15,029	14,553	14,152	53,756	68,547

Operating expenses:
Selling and marketing	3,045	3,082	3,050	11,977	12,032
General and administrative	2,840	2,989	4,856	14,135	13,223
Amortization of intangibles	301	301	300	1,202	1,202
Restructuring charges	—	—	—	—	855
Total operating expenses	6,186	6,372	8,206	27,314	27,312

Operating income	8,843	8,181	5,946	26,442	41,235

Interest expense	(63)	(58)	(16)	(179)	(367)
Amortization of debt issuance costs	(20)	(13)	(26)	(72)	(148)
Interest income and other, net	733	394	547	2,126	793

Income before income taxes	9,493	8,504	6,451	28,317	41,513
Income tax benefit (provision)	9,555	(1,655)	(2,390)	2,524	(13,183)

Net income	$19,048	$6,849	$4,061	$30,841	$28,330

Earnings per common share:
Basic	$0.46	$0.17	$0.10	$0.75	$0.69
Diluted	$0.46	$0.16	$0.10	$0.74	$0.68

Weighted average common shares:
Basic	41,301	40,897	41,288	41,232	40,780
Diluted	41,810	41,685	41,726	41,770	41,868

SELECTED BALANCE SHEET DATA

	December 31, 2005	December 31, 2004
Cash and short-term investments	$82,358	$58,538
Accounts receivable, net	38,631	35,778
Inventories, net	12,564	8,993
Total current assets	140,415	106,334
Net property, plant and equipment	51,798	52,174
Other assets	80,930	77,262
Total assets	273,143	235,770

Current liabilities	$29,191	$23,689
Long-term liabilities	—	455
Stockholders’ equity	243,952	211,626
Total liabilities and stockholders’ equity	273,143	235,770

SUPPLEMENTAL DATA

	Fourth Quarter		Third Quarter	Full Year
	2005	2004	2005	2005	2004
EBITDA	$12,477	$11,030	$9,130	$39,177	$51,560
EBITA	$9,906	$8,905	$6,823	$29,887	$43,347

Gross margin	23.8%	24.6%	23.2%	22.4%	28.5%
EBITDA margin	19.8	18.6	15.0	16.3	21.4
Operating margin	14.0	13.8	9.8	11.0	17.1

End Market Breakdown:

	Fourth Quarter
	2005	2004

Networking/communications	43.5%	44.0%
High-end computing	24.2	30.7
Industrial/medical	19.5	12.0
Computer peripherals	5.3	5.5
Handheld	2.9	3.0
Other	4.6	4.8

RECONCILIATIONS*

	Fourth Quarter		Third Quarter	Full Year
	2005	2004	2005	2005	2004
EBITA/EBITDA reconciliation:
Net income	$19,048	$6,849	$4,061	$30,841	$28,330
Add back items:
Income taxes	(9,555)	1,655	2,390	(2,524)	13,183
Interest expense	63	58	16	179	367
Amortization of debt issuance costs	20	13	26	72	148
Amortization of intangibles	330	330	330	1,319	1,319
EBITA	9,906	8,905	6,823	29,887	43,347

Depreciation expense	2,571	2,125	2,307	9,290	8,213
EBITDA	$12,477	$11,030	$9,130	$39,177	$51,560

* This information provides a reconciliation of EBITA/EBITDA to the financial information in our consolidated statements of operations.

“EBITDA” means earnings before interest expense, income taxes, depreciation and amortization. “EBITA” means earnings before interest expense, income taxes and amortization. We present EBITDA / EBITA to enhance the understanding of our operating results. EBITDA / EBITA is a key measure we use to evaluate our operations. In addition, we provide our EBITDA / EBITA because we believe that investors and securities analysts will find EBITDA / EBITA to be a useful measure for evaluating our operating performance and comparing our operating performance with that of similar companies that have different capital structures and for evaluating our ability to meet our future debt service, capital expenditures, and working capital requirements. However, EBITDA / EBITA should not be considered as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with accounting principles generally accepted in the United States of America.